Exhibit 99.1

MYnd Analytics and Emmaus Life Sciences Announce
Merger and Spin-off Transaction

Emmaus’ commercial lead product Endari™ (L-glutamine oral powder) is FDA approved to reduce the acute complications of sickle cell disease

Endari addresses a $3 billion worldwide market

Mission Viejo and Torrance CA, January 7, 2019 - MYnd Analytics, Inc. (Nasdaq: MYND), a predictive analytics company aimed at improving the delivery of mental health services through the combination of telemedicine and data analytics, today announced that it has entered into a definitive stock-for-stock merger agreement with Emmaus Life Sciences, Inc. (“Emmaus”), a leader in sickle cell disease treatment. Pursuant to the merger agreement, Emmaus will become a wholly owned subsidiary of MYnd Analytics in exchange for MYnd Analytics’ issuance of common stock to Emmaus shareholders and other equity holders. The exchange ratio will result in Emmaus securityholders owning approximately 94% of the MYnd Analytics’ common stock on a fully diluted basis after the merger. It is anticipated that the surviving company will change its name to Emmaus and receive a new ticker symbol to reflect the name change. The company expects to meet all applicable requirements for initial listing upon completion of the merger and, therefore, expects to continue to be listed on The Nasdaq Capital Market. The completion of the merger is subject to customary closing conditions, including receipt of approval from the shareholders of each company and Nasdaq approval. A.G.P./Alliance Global Partners is acting as a financial advisor to Emmaus in connection with this transaction.

In connection with the transaction, MYnd Analytics intends to transfer all of its assets (including cash and its equity interest in Arcadian Telepsychiatry Services, LLC) and liabilities into its wholly-owned subsidiary, MYnd Analytics California, and to distribute the shares of MYnd Analytics California to MYnd Analytics’ shareholders as of a record date prior to the merger, which will be set prior to the merger effective time. MYnd Analytics expects that the MYnd Analytics California subsidiary, following the spinoff, will commence trading as an independent company at a date to be announced. Under the leadership of its new CEO, Patrick Herguth, the MYnd Analytics California spin off intends to continue operating, integrating and growing its technology-enabled telepsychiatry and teletherapy businesses in order to provide enhanced access to behavioral health services, improve patient outcomes and help lower the costs associated with behavioral health issues. MYnd-Arcadian customers include major health plans, health systems, and community-based organizations. The parties do not expect there to be any disruption to the existing business or customers.

Emmaus is a commercial stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. Its lead prescription product, Endari, demonstrated positive clinical results in a completed Phase 3 clinical trial for sickle cell disease and received FDA approval in July 2017. Endari is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older. The results of the trial were published in The New England Journal of Medicine on July 19th, 2018.

Emmaus launched Endari in the United States in early 2018 and has experienced strong market uptake. Endari is reimbursable by the Centers for Medicare and Medicaid Services, and every state provides coverage for Endari for outpatient prescriptions to all eligible Medicaid enrollees within their state Medicaid programs. Additionally, Emmaus has distribution agreements in place with the nation’s leading distributors, making Endari available to selected pharmacies nationwide.

Outside the United States, the treatment is currently available through an Early Access Program for sickle cell disease patients that have exhausted other treatment options. Emmaus is currently in the process of seeking marketing approval by the European Medicines Agency for its medication. Emmaus has received Orphan Drug designation from the FDA which provides protection from competition in the United States and Orphan Medicinal designation from the European Commission for protection in the European Union.

Yutaka Niihara, MD, MPH, CEO and Chairman of Emmaus, stated, “The merger with MYnd Analytics, and concurrent Nasdaq listing, will be a major milestone for the company, and builds on our recent progress, including the FDA approval of Endari, the publication of our Phase 3 results in The New England Journal of Medicine, Medicaid coverage, the addition of major pharmaceutical distributors, and a presentation at the American Society of Hematology (ASH) 2018 Annual Meeting. Just as important as these accomplishments was the launch and market acceptance of Endari – the first medication (FDA approved) for sickle cell disease in almost 20 years. Endari addresses a $3 billion global market. In addition to the treatment of sickle cell disease, we believe our platform technology has the potential to address other clinical indications such as diverticulosis. Through this merger, we believe we can maximize value for shareholders and we are grateful to MYnd for this opportunity.”

Robin Smith, Chairman of MYnd Analytics, commented, “We are excited to announce this definitive merger agreement with Emmaus, whereby the MYnd shareholders will own equity in Emmaus, and upon our expected spin-off, will continue to own 100% of the predictive analytics and telemedicine business, which we expect to begin operations as a new standalone public company. We are quite encouraged by the outlook for the business and look forward to further integrating and accelerating the growth of our offerings under Patrick Herguth’s leadership. We plan to provide further details on the new operational direction, branding, and growth strategy in the coming weeks and months.”

About Sickle Cell Disease

Sickle Cell Disease is an inherited blood disorder characterized by the production of an altered form of hemoglobin which polymerizes and becomes fibrous, causing red blood cells to become rigid and change form so that they appear sickle shaped instead of soft and rounded. Patients with Sickle Cell Disease suffer from debilitating episodes of sickle cell crises, which occur when the rigid, adhesive and inflexible red blood cells occlude blood vessels. Sickle cell crises cause excruciating pain as a result of insufficient oxygen being delivered to tissue, referred to as tissue ischemia, and inflammation. These events may lead to organ damage, stroke, pulmonary complications, skin ulceration, infection and a variety of other adverse outcomes. Sickle Cell Disease is an orphan disease with significant unmet medical needs, affecting approximately one hundred thousand patients in the U.S. and millions worldwide.

About Endari

Indication
Endari is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients 5 years of age and older.

Important Safety Information
The most common adverse reactions in clinical studies include constipation, nausea, headache, and abdominal pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari at: www.ENDARIrx.com/PI

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. Its lead prescription product, Endari, demonstrated positive clinical results in a completed Phase 3 clinical trial for sickle cell disease and received FDA approval in July 2017. The company’s research on sickle cell disease was initiated by Yutaka Niihara, MD, MPH, Chairman and CEO of Emmaus, at the Los Angeles Biomedical Research Institute at Harbor-UCLA Medical Center. For more information, please visit www.emmauslifesciences.com.

About MYnd Analytics

MYnd Analytics, Inc. (www.myndanalytics.com), with its wholly owned subsidiary Arcadian Telepsychiatry Services, LLC, is a technology-enabled telepsychiatry and teletherapy company that provides enhanced access to behavioral health services, improves patient outcomes and helps lower the costs associated with behavioral health issues. The MYnd Psychiatric EEG Evaluation Registry (PEER) is a predictive analytics decision support tool that helps physicians reduce trial and error treatment for behavioral health conditions. PEER provides the physician a personalized care plan with recommended treatment options based on a patient’s unique brain markers, reducing treatment time and treatment costs. Arcadian Telepsychiatry Services, LLC provides a suite of complementary telemedicine services that can be combined with PEER, including telepsychiatry, teletherapy, digital patient screening, curbside consultation, on-demand services, and scheduled encounters for all age groups. MYnd’s customers include major health plans, health systems, and community-based organizations. To read more about the benefits of this patented technology for patients, physicians and payers, please visit: www.myndanalytics.com.

About A.G.P./Alliance Global Partners

A.G.P./Alliance Global Partners is a national investment firm whose broker dealer affiliation has been a member of FINRA and registered with the SEC for the past 37 years. A.G.P. has full service capabilities with a global ability to trade domestically as well as internationally. A.G.P. prides itself on providing its clients with boutique services along with the comfort of knowing their accounts are custodied at Fidelity Clearing. Whether a client is looking for wealth management advice, Institutional services or investment banking and corporate advice, A.G.P. has a track record and a proven team to assist.

How to Find It

This release is being made in respect of the proposed business combination involving MYnd Analytics, Inc. and Emmaus Life Sciences, Inc. In connection with the proposed transactions, MYnd and Emmaus plan to file documents with the U.S. Securities and Exchange Commission (the “SEC”), including the filing by MYnd of a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of MYnd and Emmaus plan to file with the SEC other documents regarding the proposed transactions. INVESTORS AND SECURITY HOLDERS OF MYND AND EMMAUS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY MYND AND EMMAUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting MYnd Investor Relations or Emmaus Investor Relations.

MYnd, Emmaus and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Joint Proxy Statement/Prospectus described above. Additional information regarding the directors and executive officers of MYnd is also included in MYnd’s proxy statement for its 2018 Annual Meeting of Shareholders, which was filed with the SEC on March 1, 2018, as updated in MYnd’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and additional information regarding the directors and executive officers of Emmaus is also included in Emmaus’ proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on August 23, 2018.

No Offer or Solicitation

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-looking Statements

Certain statements in this release, including statements relating to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the combined company’s future financial condition performance and operating results, strategy and plans are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 giving MYnd’s and Emmaus’ expectations or predictions of future financial or business performance or conditions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and MYnd and Emmaus assume no duty to update forward-looking statements. In addition to factors previously disclosed in MYnd’s and Emmaus’ reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements and historical performance: the ability to obtain NasdaqCM listing approval and meet other closing conditions to the Merger, including requisite approval by MYnd’s and Emmaus’ stockholders on a timely basis or at all; delay in closing the Merger; the ability to effect the proposed spin-off; adverse tax consequences; disruption following the Merger; the availability and access, in general, of funds to fund operations and necessary capital expenditures. Other risks and uncertainties are more fully described in MYnd’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, and Emmaus’ Annual Report on Form 10-K for the year ended December 31, 2017, each filed with the SEC, and in other filings that MYnd or Emmaus makes and will make with the SEC in connection with the proposed transactions, including the Joint Proxy Statement/Prospectus described herein under “Important Additional Information About the Transaction Will be Filed with the SEC.” Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this release speak only as of the date stated herein, and subsequent events and developments may cause MYnd’s or Emmaus’ expectations and beliefs to change. While MYnd or Emmaus may elect to update these forward-looking statements publicly at some point in the future, each of MYnd and Emmaus specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing MYnd’s or Emmaus’ views as of any date after the date stated herein.

Contact:

For MYND:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: mynd@crescendo-ir.com

For Emmaus:

Kurt Kruger

CFO, Emmaus Life Sciences, Inc.

Email: kkruger@emmauslifesciences.com